UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Exchange Act of 1934 (Amendment No.  )
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eResearch Technology, Inc.

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eResearchTechnology, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 1, 2008

To the stockholders of eResearchTechnology, Inc.:

We will hold our annual meeting of stockholders at our executive offices located at 30 South 17th Street, Philadelphia, PA 19103, at 10:00 A.M. on May 1, 2008 for the following purposes:

1. To elect two directors to serve terms of three years and until their successors are elected.

2. To ratify the selection by our audit committee of our board of directors of the firm of KPMG LLP as our independent registered public accountants for 2008.

3. To transact any other business that may properly come before the meeting or any adjournment, postponement or continuation thereof.

Stockholders of record as of the close of business on March 4, 2008 are entitled to notice of and to vote at the meeting.

We are mailing our 2007 annual report, which is not part of our proxy soliciting material, to stockholders of record together with this notice.

It is important that you vote your shares at our annual meeting. Whether or not you plan to attend the meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. Your proxy may be revoked at any time prior to the time it is voted.

By order of the board of directors,

JOEL MORGANROTH, MD
Chairman of the board of directors

Philadelphia, Pennsylvania
March 11, 2008

eResearchTechnology, Inc.

PROXY STATEMENT

These proxy materials are furnished in connection with solicitation of proxies by the board of directors (the “board of directors” or the “board”) of eResearchTechnology, Inc., a Delaware corporation, for the annual meeting of stockholders to be held at 10:00 A.M. on Thursday, May 1, 2008 at our executive offices located at 30 South 17th Street, Philadelphia, Pennsylvania 19103, and any adjournment, postponement or continuation of such meeting. These proxy materials are being mailed to stockholders on or about March 18, 2008. Unless the context indicates otherwise, all references in this proxy statement to “we,” “us,” “our,” “eRT” or the “Company” mean eResearchTechnology, Inc.

OUR ANNUAL MEETING

What is the purpose of our annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including:

•	the election of two directors; and

•	the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2008.

In addition, our management will report on our performance during 2007 and respond to appropriate questions from stockholders.

What should I do now?

You should first read this proxy statement carefully. After you have decided how you wish to vote your shares, you should complete, properly sign and return the accompanying proxy card to us in the enclosed postage-paid return envelope. The proxies will vote your shares as you direct. If your shares are registered in your name, you may also attend our annual meeting and either deliver your completed proxy in person or vote in person. If your shares are held in “street name” and you wish to vote them at the annual meeting, you will need to obtain a signed proxy from the nominee in whose name your shares are registered.

VOTING

Who is entitled to vote at our annual meeting?

Holders of record of our common stock at the close of business on the record date, March 4, 2008, are entitled to receive notice of and to vote at our annual meeting, and any adjournment, postponement or continuation of our annual meeting. A complete alphabetical list of the record holders of our common stock entitled to vote at our annual meeting will be available for inspection at our principal executive offices during normal business hours for any purpose germane to our annual meeting for a period of ten days prior to the date of our annual meeting. As of the record date, there were 50,663,969 outstanding shares of our common stock.

What are the voting rights of our stockholders?

Each share of common stock outstanding as of the record date is entitled to one vote on each matter that may be brought before the annual meeting.

Who can attend our annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend our annual meeting. Even if you currently plan to attend our annual meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend, or are unable to attend, our annual meeting.

If you hold your shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at our annual meeting.

What constitutes a quorum?

The presence at our annual meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast by the holders of our common stock outstanding on the record date on a particular issue will constitute a quorum for the purpose of considering such matter. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares present at our annual meeting.

How do I vote in person?

If your shares are registered in your name and you attend our annual meeting and wish to vote in person, we will provide you with a ballot before voting commences at our annual meeting.

How do I vote if my shares are held in street name?

If you are not a stockholder of record, but you are a “beneficial owner,” meaning that your shares are registered in a name other than your own, such as a broker’s name, you must either direct the holder of record of your shares as to how you want to vote your shares or obtain a form of proxy from the holder of record that you may then vote.

What if I fail to instruct my broker?

Brokers normally have discretion to vote on routine matters, such as director elections and ratification of the appointment of independent registered public accounting firms, but not on non-routine matters. Because the proposals identified in this proxy statement involve only routine matters, your broker may either use its discretion to vote your shares on the matters described in this proxy statement or leave your shares un-voted. We encourage you to provide voting instructions to your broker by completing the voting instruction card or proxy that it sends to you.

May I change my vote after I return my proxy card?

Yes. Even after you have returned your proxy card, you may change your vote at any time before your proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary. The proxy holders will not vote your proxy if you attend our annual meeting in person and request the revocation of your proxy, although your attendance at our annual meeting will not by itself revoke your proxy.

What are the recommendations of our board of directors?

Unless you provide contrary instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. Our board of directors recommends that you vote for the election of our two nominees for director and for the ratification of the selection by our audit committee of our board of directors of the firm of KPMG LLP as independent registered public accountants for 2008.

What vote is required?

Election of Directors.  Election of directors will be by plurality of the votes cast. Accordingly, the two candidates who receive the highest number of “For” votes cast by the holders of our common stock will be elected as directors. A properly executed proxy card marked “Withhold Authority” will not be voted with respect to the nominee or nominees so indicated although the votes represented by the proxy card will be counted for the purposes of determining whether a quorum is present. Our certificate of incorporation and by-laws do not authorize cumulative voting in the election of directors.

Other Matters.  Any other proposal, including the proposal to ratify the appointment of KPMG LLP as our independent registered public accountants for 2008, will require the affirmative vote of a majority of the votes that the holders of shares present in person or by proxy are entitled to cast on such proposal.

Abstentions and shares held by brokers and nominees as to which we have not received voting instructions from the beneficial owner of, or other person entitled to vote, such shares and as to which the broker or nominee does not have discretionary voting power, i.e., broker non-votes, are considered shares of outstanding stock entitled to vote and such shares are counted in determining whether a quorum or a majority is present. An abstention or a broker non-vote will therefore have the practical effect of voting against approval of any matter that properly comes before our annual meeting other than the election of directors because each abstention or broker non-vote will not represent a vote for approval of the matter.

Who will pay the costs of soliciting proxies on behalf of our board of directors?

We will pay the entire cost of this proxy solicitation, including preparing and mailing this proxy statement on behalf of our board of directors. In addition, we may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to the beneficial owners of stock, and we may reimburse expenses for doing so. Our directors, officers or regular employees may solicit proxies in person or by telephone, but will not receive additional compensation for doing so.

STOCK OWNERSHIP

The Stock Ownership of Our Principal Stockholders, Directors and Executive Officers

The following table shows the amount and percentage, as of March 4, 2008, of our common stock that is beneficially owned by (i) each of our directors, director nominees and named executive officers; (ii) our directors and executive officers as a group; and (iii) each person whom we know to own beneficially more than 5% of our common stock.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned

Blum Capital Partners, L.P.(1)	7,428,769	14.7%
Royce & Associates, LLC(2)	5,356,650	10.6
RS Investment Management Co.LLC(3)	3,961,132	7.8
Joel Morganroth, MD(4)(5)	3,058,975	5.9
Columbia Wanger Asset Management, L.P.(6)	3,000,000	5.9
Robert S. Brown(5)	325,155	*
Stephen S. Phillips(5)(7)	277,700	*
Jeffrey S. Litwin, MD(5)	263,001	*
David D. Gathman(5)	97,200	*
Sheldon M. Bonovitz(5)	71,832	*
Elam M. Hitchner(5)	52,500	*
Gerald A. Faich, MD, MPH(5)	45,000	*
Stephen M. Scheppmann(5)	20,000	*
Michael J. McKelvey, Ph.D(5)	60,000	*
Richard A. Baron(5)	27,500	*
John H. Park(8)	—	—
All directors and executive officers as a group(16 persons)(5)(8)	4,755,606	9.0

*	Less than 1.0%

(1)	Blum Capital Partners, L.P. (“Blum L.P.”) is located at 909 Montgomery Street, Suite 400, San Francisco, California 94133. The information presented in the table and in this footnote is as reported in a Schedule 13D/A filed on January 3, 2008 by Blum L.P., a California limited partnership; Richard C. Blum & Associates, Inc., a California corporation; Blum Strategic GP II, L.L.C., a Delaware limited liability company; Blum Strategic GP III, L.L.C., a Delaware limited liability company; and Saddlepoint Partners GP, L.L.C., a Delaware limited liability company. Blum L.P.’s principal business is acting as general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. John H. Park is one of our directors and is a partner of Blum L.P.

(2)	Royce & Associates, LLC (“Royce”) is located at 1414 Avenue of the Americas, New York, New York 10019. This information is as reported by Royce in a Schedule 13G/A dated January 28, 2008 filed with the Securities and Exchange Commission.

(3)	RS Investment Management Co. LLC (“RS Investment”) is a Delaware limited liability company with an address at 388 Market Street, Suite 1700, San Francisco, CA 94111. The information presented in the table and in this footnote is as reported in a Schedule 13G/A filed on February 8, 2008 with the Securities and Exchange Commission by RS Investment, The Guardian Life Insurance Company of America (“Guardian Life”), Guardian Investor Services LLC (“Guardian Investor”) and RS Partners Fund (“RS Partners”). RS Investment, Guardian Life and Guardian Investor each reported beneficial ownership of these shares, while RS Partners reported beneficial ownership of 3,235,047 of these shares. RS Investment is a registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. RS Partners is the only client of RS Investment that holds more than 5% of the outstanding shares of our common stock. Guardian Investor is the parent company of RS Investment, and Guardian Life is the parent company of Guardian Investor and RS Investment.

(4)	Dr. Morganroth’s address is 30 South 17th Street, Philadelphia, Pennsylvania 19103. Includes 985,225 shares directly owned by Dr. Morganroth, as to which he has sole voting and dispositive power and 1,125,000 shares held in three separate trusts, the trustee of which is Dr. Morganroth’s wife and the beneficiaries of which are Dr. Morganroth’s children, as to which Dr. Morganroth disclaims beneficial ownership. The trusts entered into 10b5-1 plans in the form of variable prepaid forward agreements with an unaffiliated securities brokerage firm with respect to such shares, all of which were pledged to such firm to secure the trusts’ obligations under such agreements.

(5)	Includes the following shares issuable with respect to options granted pursuant to our 1996 Stock Option Plan and our Amended and Restated 2003 Equity Incentive Plan, which are currently exercisable or exercisable within 60 days after March 4, 2008:

Name	Number of Options

Joel Morganroth, MD	948,750
Stephen S. Phillips	90,000
Robert S. Brown	287,918
Jeffrey S. Litwin, MD	219,501
David D. Gathman	90,000
Sheldon M. Bonovitz	65,000
Michael J. McKelvey, Ph.D.	50,000
Elam M. Hitchner	45,000
Gerald A. Faich, MD, MPH	35,000
Richard A. Baron	27,500
Stephen M. Scheppmann	20,000
All directors and executive officers as a group	2,335,412

(6)	Columbia Wanger Asset Management, L.P. (“Columbia”) is located at 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606. The information presented in the table and in this footnote is as reported in a Schedule 13G filed on January 22, 2008 by Columbia and Columbia Acorn Trust filed with the Securities and Exchange Commission.

(7)	Includes 2,700 shares owned by Mr. Phillips’ minor children, for whom Mr. Phillips acts as custodian.

(8)	Excludes 7,428,769 shares owned by Blum Capital Partners, L.P., as to which a board member, Mr. Park, is a partner. See Footnote(1).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires that our officers and directors, as well as persons who own 10% or more of a class of our equity securities, file reports of their ownership of our securities, as well as statements of changes in such ownership, with us and the SEC. Based upon written representations we received from our officers, directors and 10% or greater stockholders, and our review of the statements of beneficial ownership changes our officers, directors and 10% or greater stockholders filed during 2007, we believe that all such filings required during 2007 were made on a timely basis except for filings by two of our officers. David Laky, our Senior Vice President, eClinical, filed his Form 3 report 17 days late and filed two Form 4 reports, each reporting one transaction, 15 days and one day late, respectively. Gregory Sadowski, our Senior Vice President, ePRO, filed his Form 3 report 17 days late and filed one Form 4 report, reporting one transaction 15 days late.

ELECTION OF DIRECTORS
(Proposal No. 1)

Introduction

Our board of directors currently consists of nine members. Each director is elected for a three-year term and until the director’s successor has been duly elected. The current three-year terms of our directors expire in the years 2008, 2009 and 2010, respectively.

John H. Park will not be standing for reelection at the annual meeting. Mr. Park has served as a director since 2005 and has advised the governance and nominating committee that he does not wish to stand for reelection due to obligations with other boards on which he serves. Mr. Park has advised us that he has great confidence in both the quality of management and the current composition of the board. The governance and nominating committee has concluded that the interests of the stockholders would be appropriately represented by a board consisting of eight members and, as a result, at the governance and nominating committee’s recommendation, the board of directors decided at its meeting on February 19, 2008 to reduce the number of directors from nine to eight effective at the annual meeting.

At the recommendation of our governance and nominating committee, our board of directors has invited Blum Capital, L.P. (or “Blum) to continue their involvement with the company as non-voting observers at its meetings. Mr. Park and Nadine Terman, a partner with Blum, who has regularly attended our board meetings as an invited guest since April 2005, (or other representative of Blum Capital, L.P. subject to our reasonable approval) will be the initial designated observers to the board. We believe that Mr. Park and Ms. Terman have both provided meaningful input over the past three years in their roles as a director and observer, respectively, and that their continued presence at our board meetings will be valuable to our board of directors. Blum has signed confidentiality agreements regarding information that may be provided to them as observers. Our board of directors retains the discretion to modify this arrangement, including termination of their observer status, at any time if it decides that a change is necessary or desirable.

Nominating Procedures

In accordance with the policy of our governance and nominating committee, a stockholder desiring to propose a candidate for our board of directors to our governance and nominating committee should submit a written recommendation, together with biographical information concerning the individual, to our chairman of our governance and nominating committee at eResearchTechnology, Inc., 30 South 17th Street, Philadelphia, PA 19103. While recommendations may be submitted for consideration at any time, we request that recommendations be received prior to November 15 in any year for consideration in connection with the nomination and election of directors at our next annual meeting of stockholders. Once our governance and nominating committee has identified a prospective nominee, including candidates proposed by stockholders, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to our governance and nominating committee with the recommendation of the prospective candidate, as well as our governance and nominating committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional board members to fill vacancies or expand the size of our board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If our governance and nominating committee determines, in consultation with the chairman of our board and other board members as appropriate, that additional consideration is warranted, it will then evaluate the prospective nominee against the standards and qualifications it has established, including:

•	Except as noted below, the director candidate must be independent in accordance with Rule 4200(a)(15) of The Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards.

•	Our board of directors will consider appointing a limited number of individuals who are not independent to serve as directors. We currently have, and historically have had, directors who are or were not independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards. The consideration of these individuals will include consideration of the items listed below while also maintaining an appropriate level of management service on our board of directors.

•	Must have business experience that includes leading or occupying a senior position in the operations of a significant business or occupying a senior executive or advisory position in business strategy, investing or mergers and acquisitions of a significant business. While not required, experience in health care, particularly pharmaceuticals, biotechnology or medical devices, is preferred.

•	Must have prior board experience. While public company board experience is not required, it is highly preferred.

•	Must have an excellent business and personal reputation for accomplishment and integrity. Personal characteristics that include a deliberative style and being a good listener, articulate, direct, succinct and able to accept/respect other board members’ opinions are preferred.

•	Must have personal and business references from people upon whose recommendations our governance and nominating committee can rely.

•	Must be able to commit adequate time to our board of directors and our committees to attend at least 75% of board and committee meetings in person and to be a significant contributor to each. At a minimum, this means, on average, not less than one full day every month for ordinary matters, a full day for regularly scheduled quarterly meetings and occasional unscheduled hours of accessibility. Living or working within 90 minutes of Philadelphia is not required but is highly preferred.

•	Our board of directors will also consider, in its choice of candidates, the need for specific expertise needed for service with its various committees such as the governance and nominating, compensation and audit committees. Such expertise would include experience serving on such committees on other boards of directors or specific experience with the substantive responsibilities of those committees.

•	Our governance and nominating committee also considers such other relevant factors as it deems appropriate, including the current composition of our board’s committees, expertise, diversity and the evaluations of other prospective nominees.

In connection with the evaluation of prospective nominees, our governance and nominating committee determines whether to interview the prospective nominee. If warranted, one or more members of our governance and nominating committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, our governance and nominating committee makes a recommendation to the full board as to the persons who should be nominated by our board, and our board determines the nominees after considering the recommendation and report of our governance and nominating committee. We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

In addition to evaluating nominees to fill vacancies, the governance and nominating committee annually reviews incumbent directors whose terms are expiring. The governance and nominating committee solicits feedback from members of the board and members of management in making its recommendations regarding board nominees, whether they be incumbent directors or new nominees.

Action by Our Governance and Nominating Committee

Our governance and nominating committee met on December 20, 2007 for the purpose of evaluating the performance and qualifications of the members of our board of directors and nominating candidates for election as directors by our stockholders at our annual meeting. After considering the performance and qualifications of the members of our board of directors during 2007, our governance and nominating committee nominated the persons named below. On February 19, 2008, our board of directors accepted the report of our governance and nominating committee and approved the nomination by our governance and nominating committee of the persons named below.

Candidates for Election

Two directors are to be elected at our annual meeting. The nominees for election as directors are Joel Morganroth, MD and Stephen S. Phillips, both of whom currently serve on our board. Unless otherwise instructed, the proxies solicited by our board of directors will be voted for the election of the two nominees.

In the event either nominee is unable or declines to serve as a director at the time of our annual meeting, the proxies intend to vote for a substitute nominee designated by our board of directors. We have no reason to believe that either nominee is unable or will decline to serve as a director if elected. Any vacancy occurring on our board of directors for any reason may be filled by a majority of our directors then in office until the expiration of the term of the class of directors in which the vacancy exists.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF DR. MORGANROTH AND MR. PHILLIPS.

The names of our nominees for director and directors who will continue in office after our annual meeting until the expiration of their respective terms, together with certain information regarding them, are as follows:

		Year of
	Age as of	Expiration of
Name	3/1/08	Term as Director

Nominees for Election
Joel Morganroth, MD	62	2011
Stephen S. Phillips	62	2011
Directors Continuing in Office
Sheldon M. Bonovitz	70	2010
Gerald A. Faich, MD, MPH	65	2010
David D. Gathman	60	2009
Elam M. Hitchner	61	2010
Michael J. McKelvey, Ph.D	55	2009
Stephen M. Scheppmann	52	2009

Dr. Morganroth has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2008. Dr. Morganroth has served as the chairman of our board of directors since 1999 and a member of our board of directors since 1997. He has served as our Chief Scientific Officer since April 2006. Prior to that, he served as our Chief Scientist from March 2001 to December 2005 and our Chief Executive Officer from 1993 to March 2001. In addition, Dr. Morganroth has consulted for us since 1977. Dr. Morganroth is a globally recognized cardiologist and clinical researcher. Dr. Morganroth served for over ten years as an external Medical Review Officer/Expert for the U.S. Food and Drug Administration.

Mr. Phillips has been nominated by our board of directors, with the recommendation of our governance and nominating committee, to serve as a member of our board for a three-year term beginning in April 2008. Mr. Phillips has served on our board of directors since August 2002. Mr. Phillips has served as Special Counsel to Medtronic, Inc. since 1999. Mr. Phillips was the Executive Vice President, General Counsel and Secretary of Sofamor Danek Group, Inc., a manufacturer of spinal implants and cranial navigation systems used in neurosurgery, before its acquisition in 1999 by Medtronic. Mr. Phillips serves on the advisory boards of several privately-held companies.

Mr. Bonovitz has served on our board of directors since 1999. Mr. Bonovitz is Chairman Emeritus of and of counsel to Duane Morris LLP, having stepped down as Chairman and Chief Executive Officer in January 2008 after serving ten years in those positions. Mr. Bonovitz is also a director of Comcast Corporation. In addition, he serves on the advisory boards of several privately- held companies and he serves on the board of Trustees of The Curtis Institute of Music, The Philadelphia Museum of Art and The Barnes Foundation. He also serves on the Boards of The Free Library of Philadelphia Foundation and The Philadelphia Orchestra.

Dr. Faich has served on our board of directors since 2004. Dr. Faich has served as Senior Vice President of UBC Epidemiology and Risk Management since June 2005. He served as the President of Pharmaceutical Safety Assessments, a consulting firm, from 1994 until June 2005. Dr. Faich co-chaired the original CIOMS International Adverse Reaction Working Group and was a founding board member of the International Society of Pharmacoepidemiology. Dr. Faich is a Fellow of the American Colleges of Physicians, Preventive Medicine and Epidemiology and has authored over 90 scientific papers and received numerous awards. He is currently an Adjunct Scholar for the Center for Clinical Epidemiology at the University of Pennsylvania.

Mr. Gathman has served on our board of directors since 2003. Since February 2008, Mr. Gathman has served as the Chief Financial Officer of SunGard Public Sector Group, Inc. a wholly-owned subsidiary of SunGard Data Systems, Inc. From May 2004 to January 2007, he served as Senior Vice President and Chief Financial Officer for SunGard Higher Education, Inc. Mr. Gathman provided consulting services for Targeted Diagnostics & Therapeutics, Inc. from December 2003 until May 2004 and served as its Vice President and Chief Financial Officer from May 2002 until December 2003.

Mr. Hitchner has served on our board of directors since 2004. Mr. Hitchner was a partner in the law firm of Pepper Hamilton LLP from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and, subsequently, counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. Mr. Hitchner is also a director of Mothers Work, Inc., for which he has served on the audit committee since 1993, including as chairman of that committee since 2000.

Dr. McKelvey has served as our President and Chief Executive Officer since June 2006 and has served on our board of directors since July 2006. Prior to joining us, Dr. McKelvey was employed by PAREXEL International, one of the largest biopharmaceutical outsourcing organizations in the world, for five years where he served as Corporate Senior Vice President, Clinical Research Services.

Mr. Scheppmann has served on our board of directors since January 2006. Since September 2007, Mr. Scheppmann has served as Executive Vice President and Chief Financial Officer of Teradata Corporation, a data warehousing and enterprise analytics company. From May 2006 until September 2007, he served as Chief Financial Officer for Per-Se Technologies, Inc., a healthcare business services and information technology company and a wholly-owned subsidiary of McKesson Corporation. From May 2000 to May 2006, Mr. Scheppmann served as Executive Vice President and Chief Financial Officer for NOVA Information Systems, Inc., a leading payments processing company. Mr. Scheppmann is a certified public accountant.

There are no family relationships among our directors, our director nominees and our executive officers.

CORPORATE GOVERNANCE MATTERS

Our Board of Directors and Its Committees

General

Our board of directors held a total of eleven meetings during 2007, including the opportunity at the four regularly scheduled quarterly meetings to meet in executive session. Each director attended more than 75% of the meetings of our board of directors and of any committee of which he was a member. Our board has not adopted a formal policy regarding board member attendance at our annual meeting of stockholders, but our board highly encourages all board members to attend such meetings. In April 2007, all members of our board standing for reelection or continuing in office were present at the annual meeting of stockholders.

Our board of directors has a compensation committee, an audit committee and a governance and nominating committee.

Compensation Committee

Our compensation committee is currently composed of four members of our board of directors, all of whom, in the judgment of our board, (i) are independent in accordance with Rule 4200(a)(15) of the listing standards of Nasdaq; (ii) are “Non-employee Directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Our compensation committee is primarily responsible for determining or making recommendations to our board of directors regarding the compensation payable to our executive officers and directors. In addition, our compensation committee is responsible for making recommendations to our board of directors regarding additions, deletions and alterations with respect to the various employee benefit plans and other fringe benefits that we provide. Our compensation committee also is primarily responsible for administering our equity compensation plans and making determinations or recommendations to our board of directors with respect to awards of equity compensation to our employees and the terms and conditions on which the equity compensation is awarded. See “Executive Compensation — Compensation Discussion and Analysis” for further information. Our compensation committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ert.com. Our compensation committee, which currently consists of Dr. Faich, Mr. Hitchner, Mr. Park and Mr. Phillips, held seven meetings during 2007. Mr. Hitchner serves as chairman of our compensation committee.

Audit Committee

Our audit committee, which was established in accordance with Section 3(a)(58)(A) of the Exchange Act, is currently composed of three members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards and satisfy the criteria in Rule 4350(d)(2) of the Nasdaq listing standards. Our audit committee is primarily responsible for engaging and approving the services performed by our independent registered public accountants and reviewing and evaluating our accounting principles and reporting practices and our system of internal accounting controls. Our audit committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board of directors and made available on our website at www.ert.com. Our audit committee, which currently consists of Mr. Gathman, Mr. Hitchner and Mr. Scheppmann, held nine meetings during 2007. Mr. Scheppmann serves as the chairman of our audit committee.

Governance and Nominating Committee

Our governance and nominating committee is currently composed of four members of our board of directors, all of whom, in the judgment of our board, are independent in accordance with Rule 4200(a)(15) of the Nasdaq listing standards. Our governance and nominating committee is primarily responsible for recommending to our board governance policies for our Company, the appropriate size, function and needs of our board to perform that governance and qualified candidates for our board. Our governance and nominating committee has the responsibility and authority described in its written charter, which has been adopted and approved by our board and made available on our website at www.ert.com. Our governance and nominating committee, which currently consists of Mr. Bonovitz, Mr. Hitchner, Mr. Park and Mr. Phillips, held five meetings during 2007. Mr. Phillips serves as chairman of our governance and nominating committee.

Compensation Committee Interlocks and Insider Participation

During 2007, our compensation committee was composed of Messrs. Hitchner, Park and Phillips and Dr. Faich. None of these individuals is a current or former officer or employee of our Company or any of our subsidiaries, nor had they had any other relationship requiring disclosure by us under Item 404 of Regulation S-K.

Director Independence

Our board recognizes the importance of director independence. We are subject to the listing standards of Nasdaq, which require that a majority of our directors be independent. Under the Nasdaq listing standards, a director is independent if he is not an executive officer or employee of our Company and does not have any relationship that, in the opinion of our board of directors, would interfere with his exercise of independent judgment in carrying out his responsibilities as a director. The listing standards also identify a variety of relationships that, if they exist, prevent a director from being considered independent.

Our board has determined that seven of our nine directors are independent under these standards. The independent directors are as follows: Sheldon M. Bonovitz, Gerald A. Faich, David D. Gathman, Elam M. Hitchner, John H. Park, Stephen S. Phillips and Stephen M. Scheppmann. The other two directors are Michael J. McKelvey, Ph.D, our current President and CEO, and Joel Morganroth, MD, our Chief Scientific Officer who currently serves as chairman of our board. In making the determination of independence, we considered Mr. Bonovitz’s status as Chairman and Chief Executive Officer of the law firm of Duane Morris LLP during 2007, which performs legal services for us, but concluded that this relationship did not interfere with his exercise of independent judgment.

In addition, each of the directors serving on the audit, compensation and governance and nominating committees is one of the independent directors noted above.

On an annual basis, each director and executive officer is obligated to complete a director and officer questionnaire which requires disclosure of any transactions with us in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. Directors have an affirmative obligation to notify our board of any material changes in their relationships, which may affect their independence status as determined by our board. The obligation encompasses all relationships between directors and us or members of senior management and their affiliates.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to our Chief Executive Officer, Chief Financial Officer (who serves as our principal financial and principal accounting officer) and other employees and directors. The Code of Ethics and Business Conduct is available on our website at www.ert.com. We intend to post amendments to or waivers of our Code of Ethics and Business Conduct, to the extent applicable to our Chief Executive Officer and Chief Financial Officer, at that location on our website.

Stockholder Communications with our Board of Directors

Stockholders who wish to communicate with our board of directors or with a particular director may send a letter to our secretary at eResearchTechnology, Inc., 30 South 17th Street, Eighth Floor, Philadelphia, PA 19103 or post a question via www.ethicspoint.com. Any communication should clearly specify that it is intended to be made to the entire board of directors or to one or more particular director(s). Our audit committee reviews all such correspondence submitted via www.ethicspoint.com. Our secretary reviews all other correspondence and will forward to our board of directors a summary of all such correspondence and copies of all correspondence that, in the opinion of the secretary, deals with the functions of our board of directors or committees thereof or that he otherwise determines requires their attention. If there is a question regarding an item of correspondence and the distribution of the communication to a member of our board, the secretary will consult with the chairman of our board or the chairman of the applicable committee to establish the appropriate distribution. Directors may at any time review a log of all correspondence received by us that is addressed to members of our board of directors and request copies of any such correspondence. Concerns relating to accounting, internal accounting controls or auditing matters are immediately brought to the attention of the chairman of our audit committee and handled in accordance with procedures established by our audit committee with respect to such matters. A copy of our audit committee’s procedures for the submission and handling of complaints or concerns regarding accounting, internal accounting controls or auditing matters is available within our Code of Ethics and Business Conduct on our website at www.ert.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis focuses on the 2007 compensation of our principal executive and financial officers, together with our three other most highly compensated executive officers. Throughout this proxy statement, we refer to these five individuals as our named executive officers. You should read this discussion and analysis together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

Our Compensation Philosophy

Our compensation philosophy was developed to balance and align the goals of executive management and our stockholders. The program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase stockholder value, while at the same time making the most efficient use of stockholder resources. To this end, the compensation philosophy puts a strong emphasis on pay for performance, to correlate the long-term growth of stockholder value with management’s most significant compensation opportunities.

Review of External Data

Periodically, as part of the annual review of compensation, we have engaged third party compensation consulting firms to establish guidelines for our executive officers. During 2006, the compensation committee engaged Mercer Human Resource Consulting LLC (“Mercer”), an outside global human resources consulting firm, to review our executive officer compensation policies and the material terms of the related employment agreements. Mercer compared the compensation of our executive officers with two different sources: (1) an established group of peer companies using publicly available proxy statement data to measure compensation value that Mercer developed for the purpose of this survey, and (2) an analysis of broader published survey data based on functional responsibility. The companies Mercer included in our peer group were:

• Advisory Board Co.	• PDI Inc
• Albany Molecular Research Inc.	• Phase Forward Inc.
• Alfacell Corp	• PRA International
• Bio Imaging Technologies, Inc.	• SYMYX Technologies Inc.
• Bio Reference Labs	• Tripos Inc.
• Kendle International, Inc.	• Vital Images Inc.

Our peer group consisted of 12 public Contract Research Organizations and other companies that had sales in the range of those of the company for 2006. These sales ranged from $52 million to $326 million. They also had net profit margin and market value in a similar range to that of the company.

Mercer developed the survey data using two proprietary databases (the Mercer Americas Executive Remuneration Database and the Watson Wyatt Data Services Report on Top Management) and a library of published compensation sources, from which it compiled comparative compensation data for each of our named executive officers. For purposes of this discussion, we refer to the data Mercer developed from its review of the peer group compensation information and the survey data as market data.

Mercer reviewed the publicly available proxy data for our peer group to compare the compensation of our executive officers to their individual respective peers in the peer group. Mercer also used the survey data to make compensation comparisons for each executive in the study. In each case, Mercer analyzed the compensation elements that comprise the primary components of the compensation for our named executive officers as discussed further below: base salary, short-term non-equity incentive compensation (which, together with base salary, Mercer refers to as total cash compensation) and long-term equity incentives. Mercer analyzed this data for the three-year period 2003 to 2005 using the following financial metrics: sales percent change, EBITDA growth, return on invested capital, gross profit margin and total stockholder return. Mercer collected this data at the 25th, 50th and 75th percentiles and compared the officer positions to survey positions based upon similar position responsibilities. Where necessary, Mercer made adjustments to the market data to account for differences in the complexity and scope of our comparable executive officer’s position. Mercer advised us that these adjustments were consistent with its typical practice.

The results of both of these analyses indicated that our executive officers were generally in the range between the median and the 75th percentile of our peer group with respect to total cash compensation. For the peer group review, most executive officers were above the median but below the 75th percentile. For the survey data, the target total cash compensation was generally above the 75% target, with two positions — the President and CEO and the Executive Vice President and CFO — being below the 75% target. In addition, Mercer reported that the compensation of our executive officers was comparable at the same percentile level when normalized for the financial metrics presented above. Based on these results, our Compensation Committee concluded that the total cash compensation of our named executive officers was competitive with our peer group.

The information provided during this process helped establish guidelines for compensation within the performance levels of our company. For 2007, our compensation committee relied upon the prior Mercer analysis to conclude that no adjustments to compensation levels were necessary to respond to market conditions. Accordingly, we set our compensation levels for our named executive officers at levels consistent with the prior year, with an increase commensurate with both our performance and that of the individual executive officer.

Elements of Our Compensation Program

In 2007, the basic components of named executive officer compensation consisted of base salary, a cash incentive bonus plan with both Company and individual performance objectives and long-term incentives in the form of stock options. Dr. Morganroth’s compensation included each of these components and, in addition, consisted of consulting fees relating to Dr. Morganroth’s initiation of a company consulting practice. For more information specific compensation elements for each executive officer see “— Compensation of our Named Executive Officers” below.

The relative weighting of each of the three basic components is designed to reward both short-term and long-term performance. Excluding Dr Morganroth’s consulting fees, base salary for 2007 represented approximately 50% to 55% of total compensation. For 2007, the cash incentive plan component represented approximately 16% to 22% of total compensation and the long-term equity component was approximately 16% to 25% of total annual compensation.

Total Cash Compensation.  This is a combination of both base salary plus annual cash incentives. We face competition for qualified employees, and our compensation committee believes it is important that executive officer compensation levels be competitive with contract research organizations and other comparable companies. We target the total cash compensation pay at the 75th percentile of our peer group. The total cash compensation is based upon the outcome of the various elements of the collection of external data described above. The base salary and incentive compensation is set based on the benchmarks contained in the sources cited above for the position as based upon the criteria established in the section called Review of External Data above.

Incentive Compensation Program.  This along with the total cash compensation is an element of the total direct compensation for each executive. In 2007, we continued to offer a non-equity incentive compensation program permitting our executive officers to earn cash bonuses based on achieving targeted financial goals as well as individual performance. We designed this program to reward participants for achieving financial, operating and individual goals that are key to the success of our business and aligned with the near- and long-term interests of our stockholders. Each executive officer was eligible to participate in the program. This element of the compensation program plus base salary, or total cash compensation, are targeted at the 75th percentile for our peer group.

At the beginning of each fiscal year, our board, at the recommendation of the compensation committee, working with our chief executive officer, sets the quantitative performance goals under our bonus plan, sets goals for individual performance and finalizes each participant’s bonus opportunity. For 2007, we set the bonus opportunities for all of our named executive officers at 50% of base salary based the market data described above and at the recommendation of our chief executive officer, with which our compensation committee concurred. Each named executive officer has the potential to achieve between 50% and 150% of this opportunity, depending upon the extent to which the various performance targets and objectives described below were achieved or exceeded.

Using the same process, we identified revenues and pre-tax income as the primary quantitative performance measures because these were the two key measures which would influence our financial performance and on which we wanted our named executive officers to focus. Given the importance of managing our business to the bottom line profit goals, we gave greater weight to the pre-tax income target than to the revenue target. In addition, for each named executive officer, with the exception of Mr. Brown, 20% of the bonus opportunity was tied to individual performance. These individual performance objectives generally included up to four specific objectives based on the officer’s area of responsibility as well as a subjective assessment of the officer’s overall performance. For executives with responsibilities which involve selling efforts, including Dr. Litwin and Mr. Brown, a portion of their bonus is tied to the achievement of predetermined sales metrics, including the value and mix of new contracts into which we enter with customers during the applicable bonus period (“bookings”).

The following table summarizes the bonus opportunity and related performance targets we set in 2007 for each of our named executive officers:

		Percentage of Bonus Opportunity Based on
	Bonus		Pre-Tax		Individual
Name	Opportunity	Revenues	Income	Bookings	Performance

Michael J. McKelvey, Ph.D.	$185,000	20%	60%	—	20%
Richard A. Baron	137,500	20	60	—	20
Joel Morganroth, M.D.	94,640	20	60	—	20
Jeffrey J. Litwin, M.D.	130,000	25	35	20%	20
Robert S. Brown	117,500	30	30	40	—

We establish financial and operating performance targets that we believe are reasonably attainable based on information available to us when the targets are approved. If our named executive officers and we perform to as we expect, we anticipate that participants will achieve 100% of their bonus opportunity. Bonuses are payable based on the extent to which targets are achieved. Bonuses are normally payable within ninety days after the end of the year in which the bonuses are earned. Additionally, if minimum requirements for sales and pre-tax income are not met then no bonuses are paid for the year for any bonus categories. Our compensation committee retains the discretion to adjust the amount of any bonus paid under the plan, regardless of the extent to which any of the performance targets is achieved.

Long-Term Incentive in Form of Stock Options.  Our compensation committee believes that appropriate management ownership of our stock is an effective tool to assist in the process of building stockholder value. Additionally, we use this compensation tool to assist in aligning the interests of management and our stockholders. Our compensation committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if stockholder value is increased through an increased share price. In the future, due to changes in the stock option plan as approved by shareholders in 2007, compensation may include stock appreciation rights, restricted stock or other long term performance awards as permitted by the Amended and Restated 2003 Equity Incentive Plan. Awards of options are typically approved in February of each year, with the grant date being set as the second business day following our announcement of results of operations for the preceding year in order to make sure that the exercise price takes into account any impact of the public disclosure of information regarding our results of operations for the prior year. In addition, new executive officers may receive a grant of long-term equity incentives as part of their negotiated compensation package. Options are granted at a per share exercise price equal to the market price of our common stock on the date of grant. All options typically become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with us.

Existing Equity Compensation Plans

The following table presents certain information as of December 31, 2007 regarding our equity compensation plans:

	Number of Securities to be	Weighted-Average
	Issued Upon Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available for
Plan Category	Warrants and Rights	Warrants and Rights	Future Issuance

Equity compensation plans approved by security holders	4,109,611	$8.44	3,928,453	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	4,109,611	$8.44	3,928,453

(1)	Subsequent to December 31, 2007, the Committee granted additional options such that, as of the date of this proxy statement, 3,254,353 shares remain available for future issuance.

Other Benefits.  Our named executive officers also participated in benefit programs in which all of our employees, or all employees in certain categories of employees that included our named executive officers, were eligible to participate. All employees in the United States were eligible to participate in the 401K Retirement Savings Plan (the “401K Plan”). The 401K Plan is a tax-qualified retirement savings plan pursuant to which all United States-based employees were able to contribute the lesser of up to 25%, or in the case of highly compensated employees, which would include all of our named executive officers, up to 9% of their annual salary or the limit prescribed by the Internal Revenue Service to the 401K Plan on a before-tax basis. We matched 50%, of the first 6% of pay that was contributed to the 401K Plan. Except for Dr. Morganroth, all of our named executive officers participated in the 401K Plan. All employee contributions to the 401K Plan vested immediately upon contribution and all Company matching contributions vest at a rate of 25% per year such that they are fully-vested after four years of service with us. All employees at the level of vice president and higher, which included all of our named executive officers, received a monthly car allowance of $770 per month except for Dr. McKelvey and Dr. Morganroth, who each received a monthly car allowance of $1,000. All employees are offered life insurance at two times their respective salary, up to a maximum of $450,000, for which we pay the premium which, in 2007, amounted to $0.13 per month per $1,000 of coverage for each employee. All employees are offered long-term disability insurance at 60% of monthly salary up to a maximum benefit of $10,000, for which we pay the premium which, in 2007 amounted to $0.17 per month per $100 of monthly salary. All employees are offered short-term disability insurance at 60% of weekly salary up to a maximum benefit of $2,000, for which we pay 55% of the premium which, in 2007 amounted to $0.30 per month per $10 of coverage. All employees are offered health insurance for which we pay a portion of the premium. We have entered into employment agreements with all of our executive officers which include change of control and severance payments under certain circumstances that are designed to promote stability and continuity of senior management. For further information regarding amounts paid or payable under such agreements for the named executive officers, see “— Potential Payments Upon Termination or Change of Control.”

The Role of Our Compensation Committee and Chief Executive Officer

The compensation committee of our board of directors has the authority to determine, but may also recommend to our board for a final decision, the compensation for our executive officers, including our named executive officers. Our compensation committee also makes recommendations to our board of directors concerning compensation and benefit policies for our Company. In establishing or recommending compensation levels and policy, it is the belief of our compensation committee and our board that the most effective compensation program is one that provides executives competitive base salaries and significant incentives to achieve both current and long-term strategic business goals.

Both our chief executive officer and our compensation committee have utilized outside compensation consultants to assist in establishing base-lines for salary, bonuses and non-cash compensation for the executive officers. See “— Review of External Data” for more information about the role of compensation consultants in developing our compensation programs. Our chief executive officer annually reviews the performance of each named executive officer (other than his performance and that of our chairman and chief scientific officer, which are reviewed by our compensation committee). Our chief executive officer presents his conclusions and recommendations based on these reviews, including his proposed salary adjustments, incentive compensation and annual equity award amounts, to our compensation committee. After our compensation committee reviews the recommendations with the chief executive officer, our compensation committee exercises its discretion in accepting or modifying any recommended adjustments or awards to executives and either makes a final determination regarding the compensation of our executive officers or delivers its recommendations to our board for final determination.

The aforementioned process generally is performed annually in the December through February time frame. Toward the end of this time-frame, our compensation committee also assesses the extent to which the performance objectives under the bonus plan have been achieved for the prior year and either determines or makes a recommendation to the board with respect to the bonus to be paid, if any, for the prior year. As part of this process, the compensation committee reviews the extent to which our chief executive officer achieved his individual performance goals, and our chief executive officer reports to our compensation committee on the extent to which our other named executive officers achieved their respective individual performance goals.

After our compensation committee makes its final decisions with respect to salary, bonus and non-cash compensation recommendations, it presents them for our board’s consideration at the February board meeting. Salary adjustments approved in February are generally made retroactive to January first of the year of the meeting.

Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1,000,000 per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based which, for purposes of Section 162(m), does not include the consulting fees we pay to Dr. Morganroth’s professional corporation that are included in his total compensation for purposes of this compensation discussion and analysis. Non-performance-based compensation paid to our executive officers for 2007 did not exceed the $1,000,000 limit per officer, and our compensation committee does not anticipate that the non-performance-based compensation to be paid our executive officers in the foreseeable future will exceed that limit.

Compensation of Our Named Executive Officers

As described above, the core components of 2007 compensation for each of our named executive officers consisted of base salary, cash incentive bonus and long-term incentive equity awards. The level for each of these components was determined by our compensation committee consistent with the principles described in this Compensation Discussion and Analysis.

Dr. McKelvey was our President and Chief Executive Officer for the year ended December 31, 2007. At the beginning of the year, Dr. McKelvey received a discretionary increase of 5.7% from his 2006 salary which increased his 2007 salary to $370,000. This increase was based upon a review of the market data and Dr. McKelvey’s performance during 2006 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2007, Dr. McKelvey received a bonus of $137,335, which was based upon the achievement of 67.8% of the financial goals (both revenue and income goals combined) and the full achievement of the 20% related to his individual performance. Additionally, also based upon the compensation committee’s and the board’s review of the market data and his performance, we awarded Dr. McKelvey a grant of 50,000 stock options valued at $3.34 per share, or a total of $166,855 at the time of the grant based upon the Black-Scholes valuation method.

Mr. Baron was our Executive Vice President and Chief Financial Officer for the year ended December 31, 2007. At the beginning of the year, Mr. Baron received a discretionary increase of 5.8% from his 2006 salary which increased his 2007 salary to $275,000. This increase was based upon a review of the market data and Mr. Baron’s performance during 2006 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2007, Mr. Baron received a bonus of $102,072, which was based upon the achievement of 67.8% of the financial goals established for the company (both revenue and income goals combined) and the full achievement of the 20% related to his performance goals. Additionally, also based upon the compensation committee’s and the board’s review of the market data and his performance, we awarded Mr. Baron a grant of 35,000 stock options valued at $3.34 per share, or a total of $116,799 at the time of the grant based upon the Black-Scholes valuation method.

Dr. Morganroth was the chairman of our board and our Chief Scientific Officer for the year ended December 31, 2007. At the beginning of the year, Dr. Morganroth received a discretionary increase of 4.0% from his 2006 salary which increased his 2007 salary to $189,280. In addition, we decided to enter into a new consulting agreement with Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth. Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided. We have retained Dr. Morganroth’s professional corporation to provide these and other services related to the successful operation, marketing and business development of our Cardiac Safety division, including a new consulting product line for which we paid the corporation between 80% and 90% of the revenues we received in 2007 for this product line. The professional corporation received a total of $1,409,025 in fees under this agreement. The basis for this compensation was historical consideration for the efforts that Dr. Morganroth provides to our sales and business development organizations. Dr. Morganroth is an important part of our efforts to market our services to our various clients, and his consultative skills and reputation in the marketplace are important factors in our ability to win new contracts and retain existing clients. In addition, Joel Morganroth MD, P.C., received a bonus of $70,256, which was based upon the achievement of 67.8% of the financial goals established for the company (both revenue and income goals combined). In addition, Dr. Morganroth received a stock option grant of 30,000 stock options valued at $3.34 per share, or a total of $100,113 at the time of the grant based upon the Black-Scholes valuation method.

Dr. Litwin was our Chief Medical Officer for the year ended December 31, 2007. At the beginning of the year, Dr. Litwin received a discretionary increase of 4.0% from his 2006 salary which increased his 2007 salary to $260,000. This increase was based upon a review of the market data and Dr. Litwin’s performance during 2006 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2007, Dr. Litwin received a bonus of $101,541, which was based upon the achievement of 67.8% of the financial goals established for the company (both revenue and income goals combined), 90.4% of the bookings goals established for the company and the full achievement of the 20% related to his performance goals. Additionally, also based upon the compensation committee and the board’s review of the market data and his performance, we awarded Dr. Litwin a grant of 20,000 stock options valued at $3.34 per share, or a total of $66,742 at the time of the grant based upon the Black-Scholes valuation method.

Mr. Brown was our Senior Vice President, Strategic Marketing, Planning and Partnerships for the year ended December 31, 2007. At the beginning of the year, Mr. Brown received a discretionary increase of 2.2% from his 2006 salary which increased his 2007 salary to $235,000. This increase was based upon a review of the market data and Mr. Brown’s performance during 2006 as recommended by the compensation committee and approved by the board of directors. For the year ended December 31, 2007, Mr. Brown received a bonus of $89,135 which was based upon the achievement of 67.8% of the financial goals established for the company (both revenue and income goals combined) and 90.4% of the bookings goals established for the company. Additionally, also based upon the compensation committee’s and the board’s review of the market data and his performance, we awarded Mr. Brown a grant of 20,000 stock options valued at $3.34 per share, or a total of $66,742 at the time of the grant based upon the Black-Scholes valuation method.

Compensation Committee Report

Our compensation committee has reviewed and discussed the compensation discussion and analysis that appears under the caption “Executive Compensation — Compensation Discussion and Analysis” with management and, based on such review and discussions, our compensation committee recommended to our board that the disclosure set forth above under the caption “Executive Compensation — Compensation Discussion and Analysis”

be included in this proxy statement and incorporated by reference in our annual report on Form 10-K for the year ended December 31, 2007.

This report of our compensation committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other eRT filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Elam M. Hitchner (Chair)
Gerald A. Faich, MD, MPH
John H. Park
Stephen S. Phillips

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2007 and 2006.

				Option	Non-Equity	All Other
Name and		Salary	Bonus	Awards	Incentive Plan	Compensation		Total
Principal Position	Year	($)	($)	($)(1)	($)	($)		($)

Michael J. McKelvey, Ph.D	2007	$370,000	$—	$182,842	$137,335	$57,391	(2)	$747,568
President and Chief	2006	$176,346	$150,000	$77,469	$—	$7,130		$410,945
Executive Officer
Richard A. Baron	2007	$275,000	$—	$116,985	$102,072	$30,473	(3)	$524,530
Executive Vice President	2006	$158,000	$—	$53,874	$—	$7,995		$219,869
and Chief Financial Officer
Joel Morganroth, MD	2007	$189,280	$—	$126,716	$70,256	$1,426,192	(4)	$1,812,444
Chairman of the Board	2006	$182,000	$—	$147,548	$—	$294,507		$624,055
and Chief Scientific Officer
Jeffrey S. Litwin, MD	2007	$260,000	$—	$76,159	$101,541	$30,473	(3)	$468,173
Executive Vice President	2006	$249,999	$—	$98,033	$22,201	$17,247		$387,480
and Chief Medical Officer
Robert S. Brown	2007	$235,000	$—	$76,159	$89,135	$30,638	(3)	$430,932
Senior Vice President,	2006	$230,000	$—	$98,033	$—	$24,912		$352,945
Strategic Development & Partnerships

(1)	Reflects the dollar amount recognized for financial statement reporting purposes, exclusive of the effect of estimated forfeitures, for the fiscal year ended December 31, 2007 in accordance with SFAS No. 123R, and thus includes amounts from awards granted in and, where applicable, prior to 2007. See note 1 to our consolidated financial statements included in the 2007 annual report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards.

(2)	Represents the sum of our 401K Plan contributions and the dollar value of the insurance premiums and the automobile allowance we paid and the $25,121 that we paid for Dr. McKelvey travel and accommodations while working in the Philadelphia office.

(3)	Represents the sum of our 401K Plan contributions and the dollar value of the insurance premiums and the automobile allowance we paid.

(4)	Represents the sum of the dollar value of the insurance premiums and the automobile allowance we paid and the $1,409,025 in consulting fees we paid to Dr. Morganroth’s wholly-owned professional corporation in accordance with our consulting agreement. See “Related Party Transactions” and note 10 to our consolidated financial statements included in the 2007 Annual Report on Form 10-K for more information about the consulting agreement.

Grants of Plan Based Awards

The table below provides certain information with respect to stock options granted to our named executive officers during 2007.

			All Other
			Option
			Awards:		Grant Date
			Number of	Exercise or	Fair Value of
			Securities	Base Price of	Stock and
			Underlying	Option Awards	Option
Name	Grant Date	Action Date(1)	Options (#)(2)	($/sh)	Awards ($)

Michael J. McKelvey, Ph.D	2/23/2007	2/15/2007	50,000	$7.41	$166,855
Richard A. Baron	2/23/2007	2/15/2007	35,000	$7.41	$116,799
Joel Morganroth, MD	2/23/2007	2/15/2007	30,000	$7.41	$100,113
Jeffery S. Litwin, MD	2/23/2007	2/15/2007	20,000	$7.41	$66,742
Robert S. Brown	2/23/2007	2/15/2007	20,000	$7.41	$66,742

(1)	The action date represents the date that the compensation committee approved the option grants. The grant date was two business days after our release of our 2006 results of operation and 2007 financial guidance. See “— Compensation Discussion and Analysis — Components of Our Compensation Program — Long-Term Incentives in Form of Stock Options.”

(2)	All stock option awards were made under the terms of our Amended and Restated 2003 Equity Incentive Plan. All options become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the plan. The options expire seven years following the date of the grant or 90 days from the date the executive terminates employment.

Outstanding Equity Awards at Fiscal Year-End

The table below provides certain information with respect to stock options held by our named executive officers at December 31, 2007.

	Option Awards
		Number of
	Number of	Securities
	Securities	Underlying
	Underlying	Unexercised	Option
	Unexercised	Options (#)	Exercise	Option
	Options (#)	Unexercisable	Price	Expiration
Name	Exercisable	(1)	($/sh)	Date

Michael J. McKelvey, Ph.D	37,500	112,500	$8.51	6/23/2013
	—	50,000	$7.41	2/23/2014

Richard A. Baron	18,750	56,250	$9.90	5/17/2013
	—	35,000	$7.41	2/23/2014

Joel Morganroth, MD	84,375	—	$1.13	2/4/2009
	168,750	—	$1.39	12/1/2009
	421,875	—	$0.75	5/21/2011
	101,250	—	$1.69	12/20/2011
	90,000	—	$6.29	4/22/2013
	37,500	—	$22.09	2/9/2014
	15,000	15,000	$15.46	2/14/2012
	7,500	22,500	$14.70	2/10/2013
	—	30,000	$7.41	2/23/2014

Jeffery S. Litwin, MD	36,250	—	$1.02	3/5/2011
	73,750	—	$1.69	12/20/2011
	52,500	—	$6.29	4/22/2013
	27,001	—	$22.09	2/9/2014
	10,000	10,000	$15.46	2/14/2012
	5,000	15,000	$14.70	2/10/2013
	—	20,000	$7.41	2/23/2014

Robert S. Brown	156,417	—	$1.93	1/25/2010
	30,625	—	$1.02	3/5/2011
	50,625	—	$6.29	4/22/2013
	20,251	—	$22.09	2/9/2014
	10,000	10,000	$15.46	2/14/2012
	5,000	15,000	$14.70	2/10/2013
	—	20,000	$7.41	2/23/2014

(1)	All options become exercisable over four years, in equal annual increments beginning one year after the date of grant, contingent upon the officer’s continued employment with us, subject to acceleration under certain circumstances in accordance with the terms of the named executive officer’s employment agreement or as determined by our compensation committee as authorized under the Amended and Restated 2003 Equity Incentive Plan.

Option Exercises

The following table provides certain information with respect to stock options exercised by our named executive officers during 2007.

Option Awards
Number of Shares
	Acquired	Value Realized
Name	on Exercise (#)	on Exercise ($)(1)

Michael J. McKelvey, Ph.D	—	$—
Richard A. Baron	—	$—
Joel Morganroth, MD	67,500	$352,350
Jeffrey S. Litwin, MD	—	$—
Robert S. Brown	—	$—

(1)	Value realized equals the fair market value of the shares on the date of exercise less the exercise price.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of our named executive officers under which we may be obligated to pay certain severance and other benefits under certain circumstances following termination of employment or changes of control of our Company.

For the named executive officers, the agreements provide two potential benefits: one payable in connection with terminations upon death or disability or other than for cause, and one payable under certain circumstances in connection with a change of control of our Company.

Termination Upon Death or Disability or Other than For Cause.  If any such officer’s employment is terminated upon death or disability or other than for cause, he will be entitled to a lump sum cash payment equal to a multiple of his then-applicable base salary plus bonus, if any, together with continuation of benefits for a period specified in his agreement. Dr. Morganroth’s employment agreement for 2007 does not provide for a bonus; his multiple was 2.3 times his base salary plus continuation of benefits for a period of 2.3 years. For Dr. McKelvey and Mr. Baron, the multiple is one times their respective base salaries and bonus plus continuation of benefits for a period of one year. For Dr. Litwin and Mr. Brown, the multiple is 50% of their respective base salaries and bonus plus continuation of benefits for a period of six months.

For purposes of these provisions, including the change of control benefits discussed below, “benefits” means our standard health, dental, disability, life and accident insurance benefits as in force at the time the benefit is calculated together with the executive’s automobile allowance. In addition, any bonus is calculated as if the executive’s entire bonus opportunity was achieved and then pro-rated based on the number of days of service during the applicable incentive period.

Change of Control.  Upon a change of control in our Company, the named executive officers are entitled to certain benefits only if one of three additional criteria is satisfied:

•	the executive is terminated other than for cause;

•	the executive resigns within 60 days after the change of control because neither we nor the other party to the change of control transaction (the “Buyer”) offers the executive a position with comparable responsibilities, authority, location and compensation; or

•	for each such executive other than Dr. McKelvey, the executive remains employed by us or the Buyer (or any of its divisions or subsidiaries) for one year after the change of control.

For purposes of these provisions, a change of control means any of the following:

•	a change of control of a nature that would be required to be reported in our proxy statement under the Exchange Act;

•	the approval by our board of directors of a sale, transfer or disposition of all or substantially all of our assets and business to an unrelated third party and the consummation thereof; or

•	the approval by our board of directors of any merger, consolidation or similar business combination or reorganization of our Company that, if consummated, would have the effect described in either the foregoing bullet points, and the consummation thereof.

Under those circumstances, each such executive would be entitled to a lump sum payment equal to a multiple of his salary and bonus, if any, plus continuation of benefits for a specified period of time and the acceleration of vesting for any stock options that were not otherwise exercisable. Dr. Morganroth’s employment agreement does not provide for a bonus; his multiple is 2.3 times his base salary plus continuation of benefits for a period of six months. For Dr. McKelvey, the multiple is one times base salary plus bonus plus continuation of benefits for a period of two years. For Mr. Baron, the multiple is one times base salary plus bonus plus continuation of benefits for a period of one year. For Dr. Litwin and Mr. Brown, the multiple is 50% of base salary plus bonus plus continuation of benefits for a period of six months.

Conditions on Payment.  Each named executive officer’s agreement includes a customary confidentiality covenant that survives termination of service together with a one-year (two-year for Dr. Morganroth) noninterference and nonsolicitation covenant with respect to vendors, customers, suppliers, employees and agents of our Company and a one-year (two-year for Dr. Morganroth) covenant not to compete with us in the United States or in any foreign country in which any customer to which we are providing services or technology is located. Under the terms of the agreements, any breach of these covenants results in the forfeiture of any payments we may be obligated to make as described above after the occurrence of the breach.

Tabular Presentation

The table below reflects the amount of compensation to each of our named executive officers in the event they become entitled to the benefits described above. The amounts shown assume that they became entitled to such benefits effective as of December 31, 2007. The amounts shown also assume that the criteria for earning a change of control benefits were satisfied as of December 31, 2007.

		Acceleration of	Other Benefits
	Cash	Stock Options		401K Plan	Automobile
Name	Payment ($)	($)(1)	Insurance ($)	Match ($)	Allowance ($)

Michael J. McKelvey, Ph.D
Termination on death, disability or other than for cause	$555,000	$—	$11,483	$6,750	$12,000
Change of control	$555,000	$592,875	$22,966	$6,750	$24,000
Richard A. Baron
Termination on death, disability or other than for cause	$412,500	$—	$11,483	$6,750	$9,240
Change of control	$412,500	$262,350	$11,483	$6,750	$9,240
Joel Morganroth, MD
Termination on death, disability or other than for cause	$435,344	$—	$4,984	$—	$27,600
Change of control	$435,344	$132,300	$1,083	$—	$6,000
Jeffrey S. Litwin, MD
Termination on death, disability or other than for cause	$195,000	$—	$5,741	$6,750	$4,620
Change of control	$195,000	$88,200	$5,741	$6,750	$4,620
Robert Brown
Termination on death, disability or other than for cause	$170,000	$—	$5,824	$6,750	$4,620
Change of control	$170,000	$88,200	$5,824	$6,750	$4,620

(1)	This value was calculated based on the difference between the closing price of the underlying stock at December 31, 2007 and the exercise price of the applicable stock option multiplied by the number of unvested options that first would have become exercisable on December 31, 2007 as a result of this benefit.

Director Compensation

We do not compensate any director who is either (a) one of our employees, (b) the beneficial owner of 10% or more of our outstanding common stock (a “Significant Holder”) or (c) a stockholder, member or partner of any entity which itself is a Significant Holder. Each other director receives a fee of $1,500 for each board meeting attended, $1,000 for each audit committee meeting attended and $500 for each compensation committee and governance and nominating committee meeting attended. In addition, each such director receives an annual retainer of $7,500, the chairman of our audit committee receives an additional annual retainer of $4,000 and the chairman of our governance and nominating committee and our compensation committee each receives an additional annual retainer of $1,500.

Upon the initial election of any “outside director” (as defined), such individual receives at the time of election an automatic one-time option grant to purchase 10,000 shares of common stock, and each outside director receives a fixed annual option grant to purchase 10,000 shares of common stock. Each director is also reimbursed for out-of-pocket expenses incurred in connection with attending meetings and providing other services as a director.

The table below summarizes the compensation paid by us to our directors who are not named executive officers for the fiscal year ended December 31, 2007.

Director Compensation

	Fees Earned or	Option
	Paid in Cash	Awards	Total
Name(1)	($)	($)(2)	($)

Sheldon M. Bonovitz	$25,000	$35,838	$60,838
Gerald A. Faich, MD, MPH	$24,500	$35,838	$60,338
David D. Gathman	$33,000	$35,838	$68,838
Elam M. Hitchner	$37,500	$35,838	$73,338
John H. Park(3)	$—	$—	$—
Stephen S. Phillips	$30,000	$35,838	$65,838
Stephen M. Scheppmann	$32,500	$35,838	$68,338

(1)	Michael J. McKelvey, Ph.D, President and Chief Executive Officer, and Joel Morganroth, MD, our chairman of the board and Chief Scientific Officer, are not included in this table because they are employees and thus receive no compensation for their service as directors. All compensation received by Drs. McKelvey and Morganroth as employees of our Company and by Dr. Morganroth’s professional corporation pursuant to its consulting agreement with us is shown in the Summary Compensation Table. See “Executive Compensation — Summary Compensation Table.”

(2)	Reflects the dollar amount recognized for financial statement reporting purposes, exclusive of the effect of estimated forfeitures, for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” (“SFAS No. 123R”), and thus includes amounts from awards granted in 2007, and where applicable, prior to 2007. See note 1 to our consolidated financial statements included in the 2007 Annual Report on Form 10-K for more information about our accounting for stock-based compensation arrangements, including the assumptions made in valuing such option awards. As of December 31, 2007, each individual listed in the table had the following number of options outstanding: Sheldon M. Bonovitz-65,000; Gerald A. Faich, MD, MPH-35,000; David D. Gathman-90,000; Elam M. Hitchner-45,000; Stephen S. Phillips-90,000; John H. Park -0; and Stephen M. Scheppmann-20,000.

(3)	John H. Park is a partner of Blum Capital Partners, L.P. and is therefore not considered an “outside director” (as defined) and thus is not eligible for compensation paid to outside directors.

RELATED PARTY TRANSACTIONS

Under the terms of the charter of our audit committee, we require prior audit committee approval of all related party transactions because we recognize that they present a heightened risk of conflicts of interest and can create the appearance of a conflict of interest. We review for items in which an employee may be a related party. Our Code of Ethics and Business Conduct defines related parties to include the following: an organization of which an employee of the company is an officer or partner; the employee is a beneficial owner of ten percent (10%) or more; any trust in which the employee has a substantial interest, or serves as a trustee or in a similar fiduciary capacity; and any immediate family member of an employee who may significantly influence or be influenced by a business transaction with an organization of which he or she is an officer, director or partner. Such proposed transactions require disclosure to and approval of an executive officer or director and the audit committee. The audit committee reviews for related party transactions at each of its quarterly meetings.

Certain of our diagnostic testing and clinical research contracts require that specified medical professional services be provided by Joel Morganroth, MD, our Chairman and Chief Scientific Officer. We have retained Joel Morganroth, MD, P.C., a professional corporation owned by Dr. Morganroth, to provide these and other services related to the successful operation, marketing and business development of our Cardiac Safety division, which include consulting services that Dr. Morganroth’s professional corporation provides for us to our clients for which he received between 80% and 90% of the fees we received from our clients for such services. This professional corporation received fees for these services of $1,479,281 for 2007, which included a bonus award of $70,256. The consulting agreement continues on a year to year basis unless terminated. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of Individual Named Executive Officers” for more information about Dr. Morganroth’s consulting agreement.

During 2007, Sheldon M. Bonovitz, one of our directors, was the Chairman and Chief Executive Officer of Duane Morris LLP, which performs legal services for us. We paid $896,476 in fees to Duane Morris LLP for their services performed for us in 2007.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)

Our audit committee has designated KPMG LLP to be our independent registered public accountants for the year ending December 31, 2008. Our board of directors will offer a resolution at our annual meeting to ratify this designation. KPMG LLP has served as our independent registered public accountants since July 2002. Our organizational documents do not require that our stockholders ratify the selection of KPMG LLP as our independent registered public accountants. We are doing so because our board of directors believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, our audit committee will reconsider whether or not to retain KPMG LLP, but still may retain them. Even if the selection is ratified, our audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Approval of the proposal will require the favorable vote of a majority of the stockholders present in person or by proxy and entitled to vote at the annual meeting. OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2008. We anticipate that representatives of KPMG LLP will be present at the meeting to respond to appropriate questions and, if they desire, to make a statement.

AUDIT AND NON-AUDIT FEES

General

During 2006 and 2007, we retained KPMG LLP to provide professional services in the following categories and amounts:

	2006	2007

Audit fees	$597,000	$643,800
Audit-related fees	—	—

Audit and audit-related fees	597,000	643,800
Tax fees	125,000	107,300
All other fees	191,000	15,000

Total fees	$913,000	$766,100

Audit fees for 2006 and 2007 include fees incurred for professional services rendered in connection with the audit of our consolidated financial statements for the years ended December 31, 2006 and 2007 that are customary under auditing standards generally accepted in the United States or that are customary for the purpose of rendering an opinion on the consolidated financial statements, and for the review of the consolidated financial statements included in the quarterly reports on Form 10-Q required to be filed during fiscal years 2006 and 2007. Audit fees for 2006 and 2007 also include fees incurred for professional services rendered in connection with the audit of our internal control over financial reporting. In addition, the 2007 audit fees included $93,000 for services related to the Covance Cardiac Safety Services, Inc. acquisition. In 2006 and 2007, tax fees consisted of federal, state and local tax return preparation, including the preparation and work related to the determination and support of research and development tax credits available to us for those years. All other fees in 2006 and 2007 consisted primarily of services rendered in connection with due diligence procedures that we requested in relation to proposed transactions.

Our audit committee has considered all of the above services performed by KPMG LLP and has determined that the provision thereof is compatible with maintaining auditor independence. All services rendered by KPMG LLP were permissible under applicable laws and regulations and were pre-approved by our audit committee. In accordance with its charter, our audit committee pre-approves all audit and permissible non-audit services provided by our independent registered public accountants. In addition, it is our audit committee’s procedure to approve any engagement or accounting project involving the independent registered public accountants, and the related fees, prior to commencement of the engagement or project.

Audit Committee Report on Audited Consolidated Financial Statements

The audit committee of our board of directors assists our board with the oversight of our system of internal control, integrity of financial reporting, adequacy of disclosures and compliance with legal and regulatory requirements. Our audit committee is directly responsible for the engagement, compensation, oversight and evaluation of our independent registered public accountants and, once retained, consults with and reviews recommendations made by our independent registered public accountants with respect to our consolidated financial statements, financial records and financial controls.

Accordingly, our audit committee has (i) reviewed and discussed our audited consolidated financial statements with management and our independent registered public accountants; (ii) discussed with our independent registered public accountants the matters required to be discussed by Statement on Auditing Standards No. 114 (Communications with Audit Committees); (iii) received the written disclosures and the letter from our independent registered public accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our independent registered public accountants its independence from management and us, including the matters in the written disclosures required by the Independence Standards Board. Our audit committee also discussed with our independent registered public accountants the overall scope and plans for our audit. Our audit committee met both separately and jointly with management and our independent registered public accountants to discuss the results of our accountants’ examination, their evaluation of our internal control over financial reporting and the overall quality of our financial reporting.

Based on the review and discussions referred to above, and subject to the limitations of its role, our audit committee recommended to our board of directors that our audited consolidated financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007.

This report of our audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other eRT filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Stephen M. Scheppmann (Chair)
David D. Gathman
Elam H. Hitchner

STOCKHOLDER PROPOSALS

Any stockholder who, in accordance with and subject to the provisions of Rule 14a-8 of the proxy rules of the Securities and Exchange Commission, wishes to submit a proposal for inclusion in our proxy statement for our 2009 annual meeting of stockholders must deliver such proposal in writing to our secretary at our principal executive offices at 30 South 17th Street, Philadelphia, PA 19103 no later than November 7, 2008. Such proposals may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

In accordance with Rule 14a-4(c) promulgated by the Securities and Exchange Commission pursuant to the Exchange Act, the holders of proxies solicited by our board of directors in connection with the 2009 annual meeting may vote such proxies in their discretion on certain matters as more fully described in such rule, including without limitation on any matter coming before the meeting as to which we do not have notice on or before January 21, 2009.

OTHER MATTERS

Our board knows of no other matters that may be presented for action at the 2008 annual meeting. However, if any other matter properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

We urge you to vote, sign and return the enclosed form of proxy promptly in the enclosed envelope.

By Order of Our Board of Directors,

RICHARD A. BARON,
Executive Vice President, Chief Financial Officer and Secretary

ANNUAL MEETING OF STOCKHOLDERS OF

eResearchTechnology, Inc.

May 1, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

20230000000000000000 0 050108

1. Election of Directors:

NOMINEES:

☐ FOR ALL NOMINEES
○ Joel Morganroth, MD
○ Stephen S. Phillips

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of KPMG LLP as independent registered public accountants.	☐	☐	☐

You are urged to sign and return your proxy without delay in the return envelope provided for that purpose which requires no postage if mailed in the United States.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

ANNUALMEETING OF STOCKHOLDERS O FeResearchTechnology, Inc.May 1, 2008Please date, sign and mailyour proxy card in theenvelope provided as soonas possible.Signature of StockholderDate:Signature of StockholderDate:Note:Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please givefull title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.To change the address on your account, please check the box at right andindicate your new address in the address space above. Please note thatchanges to the registered name(s) on the account may not be submitted viathis method.1.Election of Directors:OJoel Morganroth, MDOStephen S. Phillips2.Ratification of the appointment of KPMG LLPas independentregistered public accountants.3.In his or her discretion, the Proxy is authorized to vote upon such other businessas may properly come before the meeting.You are urged to sign and return your proxy without delay in the returnenvelope provided for that purpose which requires no postage if mailed inthe United States.FORAGAINSTABSTAINFOR ALLNOMINEESWITHHOLDAUTHORITYFOR ALLNOMINEESFOR ALLEXCEPT(See instructions below)INSTRUCTION:To withhold authority to vote for any individual nominee(s), mark “FOR ALLEXCEPT”and fill in the circle next to each nominee you wish to withhold, as shown here:NOMINEES:THE BOARD OF DIRECTORS RECOMMENDS AVOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL2.PLEASE SIGN, DATE AND RETURN PROMPTLYIN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERExPlease detach along perforated line and mail in the envelope provided.

PROXY PROXY eRESEARCHTECHNOLOGY, INC. 2008 ANNUAL MEETING OF STOCKHOLDERS PROXY FOR HOLDERS OF COMMON STOCK Proxy Solicited on Behalf of the Board of Directors The undersigned hereby appoints JOEL MORGANROTH, MD, MICHAEL MCKELVEY, and RICHARD BARON, or any of them, with full power of substitution, the proxy of the undersigned to represent the undersigned at the Annual Meeting of Stockholders of eResearchTechnology, Inc. to be held on May 1, 2008, or any adjournment or postponement thereof, and to vote the number of shares of the Common Stock of eResearchTechnology, Inc. which the undersigned would be entitled to vote if personally present. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, shares of the Common Stock represented by this proxy will be voted FOR the election of the nominees listed on the reverse side; FOR ratification of KPMG LLP as independent registered public accountants; and in the discretion of the proxy holders on any other matter which comes before the meeting. This proxy may be revoked at any time prior to the time it is voted. (Continued and to be signed on the reverse side.)